Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 of MYOS RENS Technology Inc. (No. 333-230906, No. 333-225289 and 333-221119) of our report dated March 24, 2020, relating to our audits of the consolidated financial statements of MYOS RENS Technology Inc. and Subsidiary as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K filed on March 24, 2020.

We also consent to the reference to us under the caption "Experts" in these Registration Statements.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 24, 2020